Exhibit 99.1

Protalix BioTherapeutics Regains Compliance with
NYSE American Continued Listing Standards

CARMIEL, Israel, September 8, 2020 /PRNewswire/ -- Protalix BioTherapeutics, Inc. (NYSE American:PLX) (TASE:PLX), a biopharmaceutical company focused on the development, production and commercialization of recombinant therapeutic proteins produced by its proprietary ProCellEx® plant cell-based protein expression system, today announced that it received, on September 3, 2020, notification from the NYSE American LLC (the “NYSE American”) that the Company has regained compliance with all of the continued listing standards set forth in Part 10 of the NYSE American Company Guide (the “Company Guide”). Specifically, that the Company has resolved the continued listing deficiency with respect to Sections 1003(a)(i) – (iii) of the Company Guide.

The Company previously received a deficiency letter from the NYSE American dated August 26, 2019, stating that the Company was not in compliance with the continued listing standards as set forth in Section 1003(a)(i) – (iii) of the Company Guide. As a result of management’s efforts to regain compliance, the NYSE American has informed the Company that it is back in compliance with all of the continued listing standards by meeting the requirements of the $50 million market capitalization exemption in Section 1003(a) of the Company Guide from the stockholders’ equity requirement. At the opening of trading on September 4, 2020, the below compliance (“.BC”) indicator was no longer disseminated and the Company was removed from the list of NYSE American noncompliant issuers on the NYSE American’s website.

About Protalix BioTherapeutics, Inc.

Protalix is a biopharmaceutical company focused on the development and commercialization of recombinant therapeutic proteins expressed through its proprietary plant cell-based expression system, ProCellEx®. Protalix was the first company to gain U.S. Food and Drug Administration (FDA) approval of a protein produced through plant cell-based in suspension expression system. Protalix’s unique expression system represents a new method for developing recombinant proteins in an industrial-scale manner.

Protalix’s first product manufactured by ProCellEx, taliglucerase alfa, was approved for marketing by the FDA in May 2012 and, subsequently, by the regulatory authorities of other countries. Protalix has licensed to Pfizer Inc. the worldwide development and commercialization rights for taliglucerase alfa, excluding Brazil, where Protalix retains full rights.

Pegunigalsidase alfa, Protalix’s main investigational new drug product, is a modified version of the recombinant human α-Galactosidase-A protein for the proposed treatment of Fabry disease. The FDA has accepted a Biologics License Application (BLA), and granted Priority Review designation, for pegunigalsidase alfa for the proposed treatment of adult patients with Fabry disease. The BLA was submitted via the FDA’s Accelerated Approval pathway. Protalix has partnered with Chiesi Farmaceutici S.p.A., both in the United States and outside the United States, for the development and commercialization of pegunigalsidase alfa.

In addition, Protalix’s development pipeline consists of other proprietary versions of recombinant therapeutic proteins that target established pharmaceutical markets.

Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. The terms “expect,” “anticipate,” “believe,” “estimate,” “project,” “plan,” “should” and “intend,” and other words or phrases of similar import are intended to identify forward-looking statements. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk and the final results of a clinical trial may be different than the preliminary findings for the clinical trial. Factors that might cause material differences include, among others: that the FDA might not grant marketing approval for PRX-102 by the PDUFA date or at all and, if approved, whether PRX-102 will have significant limitations on its use or be commercially successful; risk that the FDA will request additional data or other conditions of the Biologics License Application (BLA) filing for Accelerated Approval of PRX-102; failure or delay in the commencement or completion of our preclinical and clinical trials which may be caused by several factors, including: slower than expected rates of patient recruitment; unforeseen safety issues; determination of dosing issues; lack of effectiveness during clinical trials; inability to monitor patients adequately during or after treatment; and inability or unwillingness of medical investigators and institutional review boards to follow our clinical protocols; risks associated with the novel coronavirus disease (COVID-19) outbreak, which may adversely impact our business, preclinical studies and clinical trials; the risk that the results of the clinical trials of our product candidates will not support our claims of safety or efficacy, that our product candidates will not have the desired effects or will be associated with undesirable side effects or other unexpected characteristics; risks related to our ability to maintain and manage our relationship with any collaborator, distributor or partner; risks related to the amount and sufficiency of our cash and cash equivalents; risks relating to our ability to make scheduled payments of the principal of, to pay interest on or to refinance our outstanding notes or any other indebtedness; our dependence on performance by third party providers of services and supplies, including without limitation, clinical trial services; delays in the approval or potential rejection of any applications we file with the FDA or other health regulatory authorities, and other risks relating to the review process; our ability to identify suitable product candidates and to complete preclinical studies of such product candidates; the inherent risks and uncertainties in developing drug platforms and products of the type we are developing; the impact of development of competing therapies and/or technologies by other companies and institutions; potential product liability risks, and risks of securing adequate levels of product liability and other necessary insurance coverage; and other factors described in our filings with the U.S. Securities and Exchange Commission. The statements in this press release are valid only as of the date hereof and we disclaim any obligation to update this information, except as may be required by law.

Investor Contact
Chuck Padala, Managing Director
LifeSci Advisors
+1-646-627-8390
chuck@lifesciadvisors.com

Source: Protalix BioTherapeutics, Inc.